EXHIBIT 10.2

EXECUTION COPY

SECOND AMENDMENT TO TERM LOAN CREDIT AGREEMENT

Dated as of June 22, 2018

This SECOND AMENDMENT TO TERM LOAN CREDIT AGREEMENT (this “Amendment”) is by and among ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation (the “Borrower”), ABERCROMBIE & FITCH CO., a Delaware corporation (the “Parent”), each Lender and Refinancing Term Loan Lender party hereto pursuant to an authorization in the form attached hereto as Exhibit A (each, a “Lender Authorization”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Agent”).

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower, the Parent, the lenders party thereto (the “Lenders”) and the Agent entered into that certain Term Loan Credit Agreement dated as of August 7, 2014 (as amended by that certain First Amendment to Term Loan Credit Agreement dated as of September 10, 2015, by and among the Borrower, the Parent, each lender party or consenting thereto and the Agent, and as further amended, supplemented or otherwise modified from time to time immediately prior to the effectiveness of this Amendment, the “Credit Agreement”);

WHEREAS, the Borrower has hereby notified the Agent that it is requesting the establishment of Refinancing Term Loans pursuant to Section 2.07 of the Credit Agreement in an aggregate principal amount of $253,250,000.00 (the “Term B-1 Loans”; the commitments relating thereto, the “Term B-1 Commitments”; and the Lenders and Refinancing Term Lenders with Term B-1 Commitments and any permitted assignees thereof, the “Term B-1 Lenders”) to refinance in full the outstanding Initial Term Loans on the Effective Date (as defined below);

WHEREAS, pursuant to Section 2.07 of the Credit Agreement, the Borrower may obtain Refinancing Term Loans by, among other things, entering into one or more Refinancing Amendments in accordance with the terms and conditions of the Credit Agreement;

WHEREAS, on the Effective Date, the Borrower has offered to (a) issue the Term B-1 Loans in exchange for certain existing Initial Term Loans pursuant to a cashless settlement as described herein and (b) to the extent any Initial Term Loans are not so exchanged, to use the proceeds of the Term B-1 Loans to refinance the Initial Term Loans outstanding as of the Effective Date after giving effect to such cashless settlement;

WHEREAS, upon the Effective Date, each Term B-1 Lender shall have the Term B-1 Commitment set forth opposite its name in the Register;

WHEREAS, Wells Fargo Securities, LLC (“WFS”) will act as sole lead arranger and sole bookrunner for this Amendment, the Term B-1 Commitments and the Term B-1 Loans; and

WHEREAS, contemporaneously with the effectiveness of the Term B-1 Commitments, the Borrower and the Parent wish to make certain amendments to the Credit Agreement to provide for the incurrence of the Term B-1 Loans and the other modifications to the Credit Agreement set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

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Section 1.    Capitalized Terms. All capitalized terms not otherwise defined in this Amendment (including without limitation in the introductory paragraph and the Preliminary Statements hereto) shall have the meanings as specified in the Credit Agreement.

Section 2.    Amendments to Credit Agreement. Subject to and in accordance with the terms and conditions set forth herein, the Agent and the Lenders party hereto hereby agree to the following amendments to the Credit Agreement:

(a)The cover page of the Credit Agreement is amended to replace the Term Loan CUSIP Number on top right portion thereof in its entirety with the following:

“Term Loan CUSIP Number: 00289HAE4”

(b)Section 1.01 of the Credit Agreement is amended by inserting the following new definitions in their correct alphabetical order:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member

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Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Second Amendment” means the Second Amendment to this Agreement, dated as of June 22, 2018, among the Borrower, the Parent, the Lenders party thereto, and the Agent.

“Replacement Rate” has the meaning assigned thereto in Section 2.10(d).

“Term B-1 Loan” has the meaning specified in the Second Amendment.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(c)The definition of “Defaulting Lender” in Section 1.01 of the Credit Agreement is amended by adding a new clause (iii) to the end of clause (d) of such definition as follows: “(iii) become the subject of a Bail-In Action”.

(d)The definition of “LIBO Rate” in Section 1.01 of the Credit Agreement is amended and restated in its entirety as follows:

“‘LIBO Rate’ means, subject to the implementation of a Replacement Rate in accordance with Section 3.03(b), for any Interest Period, for any Interest Period with respect to a LIBO Rate Loan, the rate as published by the ICE Benchmark Administration Limited, a United Kingdom company as of 11:00 a.m., London time, on the second London Business Day preceding the first day of such Interest Period (or if such rate is not so published, then the rate as determined by the Agent from another recognized source or interbank quotation), for a term, and in an amount, comparable to the Interest Period and the amount of the LIBO Rate Loan requested (whether as an initial LIBO Rate Loan or as a continuation of a LIBO Rate Loan or as a conversion of a Base Rate Loan to a LIBO Rate Loan) by the Borrower in accordance with this Agreement (and, if any such rate is below zero, the LIBO Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.  If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered to Wells Fargo by major banks in the London interbank eurodollar market in which Wells Fargo

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participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Notwithstanding the foregoing, unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.03(b), in the event that a Replacement Rate with respect to LIBO Rate is implemented, then all references herein to LIBO Rate shall be deemed references to such Replacement Rate.”

(e)Article I of the Credit Agreement is hereby amended by adding the following new Section 1.08 thereto and in connection therewith the table of contents shall be amended to include a reference to “Section 1.08 Rates”:

“1.08    Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of ‘LIBO Rate’.”

(f)Section 3.03 of Credit Agreement is amended and restated in its entirety as follows:

“3.03    Inability to Determine Rates.

(a)    Unless and until a Replacement Rate is implemented in accordance with clause (b) below, if the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (ii) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan , or (iii) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)    Notwithstanding anything to the contrary in Section 3.03(a) above, if the Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 3.03(a)(i) or (a)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable

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currency, then the Agent and the Borrower shall endeavor to establish an alternative rate of interest (as determined by the Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally) (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 3.03(a)(i), (a)(ii), (b)(i), (b)(ii) or (b)(iii) occurs with respect to the Replacement Rate or (B) the Agent (or the Required Lenders through the Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 3.03(b). The Administrative Agent agrees that it will not charge the Borrower an amendment fee, for itself as Administrative Agent, solely with respect to any such amendment. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 10.02), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by the Agent in connection with this clause (b), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Agent (it being understood that any such modification by the Agent shall not require the consent of, or consultation with, any of the Lenders).”

(g)Sections 2.15(b) and (c) of the Credit Agreement are amended by replacing each reference to “Initial Term Loan” therein with “Term B-1 Loan”.

(h)Section 5.12 of the Credit Agreement is amended to add a new clause (d) at the end of such section as follows:

“(d)    The Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with any payment or prepayment of the Term Loans.”

(i)Article VI of the Credit Agreement is amended to add the following new Section 6.21 to the end thereof and in connection therewith the table of contents shall be amended to include a reference to “Section 6.21 Beneficial Ownership Regulation”:

“6.21    Beneficial Ownership Regulation. The Borrower shall (a) notify the Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the

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Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (b) promptly upon the reasonable request of the Agent or any Lender, provide the Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.”

(j)Section 10.01 of the Credit Agreement is amended by deleting the “and” before “(v)” in the “provided further” provision thereof and adding a new clause (vi) thereto as follows:

“; and (vi) the Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 3.03(b) in accordance with the terms of Section 3.03(b).”

(k)Article X of the Credit Agreement is amended to add the following new Section 10.25 and Section 10.26 at the end thereof and in connection therewith the table of contents shall be amended to include references to “Section 10.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions” and “Section 10.26 Certain ERISA Matters”:

“10.25    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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10.26    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Term Loan Commitments;

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement;

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement; or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y)

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covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)     none of the Agent, any Arranger nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Term Loans, the Term Loan Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Agent, each Arranger or their respective Affiliates for investment advice (as opposed to other services) in connection with the Term Loans, the Term Loan Commitments or this Agreement.

(c)    The Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Term Loan Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans or the Term Loan Commitments for an amount less than the amount being paid for an interest in the Term Loans or the Term Loan Commitments by such Lender or (iii) may receive fees or other payments in

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connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.”

Section 3.    Term B-1 Loans.

(a)Subject to the terms and conditions set forth herein, each Term B-1 Lender severally agrees to make Term B-1 Loans to the Borrower in a single borrowing on the Effective Date in the amount of its Term B-1 Commitment. Notwithstanding the foregoing, if the total Term B-1 Loan Commitment as of the Effective Date is not drawn on the Effective Date, the undrawn amount shall automatically be cancelled.

(b)The Term B-1 Loans shall be made as Base Rate Loans on the Effective Date (provided that the Borrower may request, no later than one (1) Business Day prior to the Effective Date, that the Term B-1 Lenders make the Term B-1 Loans as LIBO Rate Loans if the Borrower has delivered to the Agent a letter in form and substance reasonably satisfactory to the Agent indemnifying the Term B-1 Lenders in the manner set forth in Section 3.05 of the Credit Agreement). Not later than 1:00 p.m. on the Effective Date, each Term B-1 Lender will make available to the Agent for the account of the Borrower, at the Agent’s Office in immediately available funds, the amount of such Term B-1 Loans to be made by such Term B-1 Lender on the Effective Date (net of any applicable original issue discount). The Agent shall apply the proceeds of the Term B-1 Loans to refinance the outstanding principal amount of the Initial Term Loans on the Effective Date and to pay any interest, fees and/or expenses related thereto.

(c)Pursuant to Section 2.07 of the Credit Agreement, the Term B-1 Loans shall constitute a separate Class of Term Loans and shall have the following terms:

(i)Applicable Margin. The Applicable Margin for Term B-1 Loans shall be (i) with respect to LIBO Rate Loans, 3.50% and (ii) with respect to Base Rate Loans, 2.50%.

(ii)LIBO Rate Floor. With respect to the Term B-1 Loans, the interest rate in clause (ii) of the definition of “Adjusted LIBO Rate” shall be 1% per annum”.

(iii)Maturity Date and Amortization. The Term B-1 Loans will mature on the Initial Term Loan Maturity Date. The Term B-1 Loans shall not be subject to any required principal amortization prior to the Initial Term Loan Maturity Date. If not sooner paid, the Term B-1 Loans shall be paid in full, together with accrued interest thereon, on the Initial Term Loan Maturity Date.

(iv)Optional Prepayments. The Term B-1 Loans may be optionally prepaid as set forth in Section 2.04(a) of the Credit Agreement.

(v)Mandatory Prepayments. The Term B-1 Loans shall be subject to mandatory prepayments as set forth in Section 2.04(b) of the Credit Agreement.

(vi)Call Premium. In the event that, during the six (6) month period following the Effective Date, the Borrower (i) prepays, refinances, substitutes or replaces any Term B-1 Loans in connection with any Repricing Transaction or (ii) effects any amendment of the Credit

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Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Agent, for the ratable account of each applicable Lender, a fee in an amount equal to, (x) in the case of clause (i), a prepayment premium of 1.0% of the principal amount of the Term B-1 Loans so prepaid, refinanced, substituted or replaced and (y) in the case of clause (ii), a payment equal to 1.0% of the aggregate principal amount of the applicable Term B-1 Loans outstanding immediately prior to such amendment which are affected by such Repricing Transaction (it being understood that any prepayment premium with respect to a Repricing Transaction shall apply to any required assignment by a Non-Consenting Lender in connection with any such amendment pursuant to Section 10.13 of the Credit Agreement). Such fees shall be due and payable on the date of the effectiveness of such Repricing Transaction.

(vii)Other Terms. Except as set forth in this Amendment, the Term B-1 Loans shall have identical terms as the Initial Term Loans and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights or obligations of the Lenders, of the Credit Agreement (as amended by this Amendment) and the other Loan Documents, each reference to a “Term Loan” in the Credit Agreement shall be deemed to include the Term B-1 Loans, each reference to a “Term Loan Commitment” in the Credit Agreement shall be deemed to include the Term B-1 Commitments and other related terms will have correlative meanings mutatis mutandis.

(d)On the Effective Date, the outstanding amount of Initial Term Loans shall be refinanced in full by the Term B-1 Loans.

Section 4.    Exchange of Term Loans; Cashless Settlement.

(a)Notwithstanding anything herein to the contrary, each Lender holding Initial Term Loans immediately prior to the Effective Date (each such Lender, an “Existing Lender”) executing and delivering a Lender Authorization that elects the cashless settlement option (i) shall, in lieu of its requirement to fund a Term B-1 Loan, be deemed to have made to the Borrower a Term B-1 Loan on the Effective Date in an amount equal to the lesser of (A) the aggregate principal amount of the Initial Term Loans held by such Existing Lender immediately prior to the Effective Date (such Existing Lender’s “Existing Initial Term Loan Amount”) and (B) such Existing Lender’s Term B-1 Commitment; provided that if such Existing Lender’s Term B-1 Commitment exceeds such Existing Lender’s Existing Initial Term Loan Amount, then such Existing Lender shall be required to fund a Term B-1 Loan on the Effective Date in accordance with Section 3 hereof in an aggregate principal amount equal to such excess, and (ii) the Borrower shall, in lieu of its obligation to prepay Initial Term Loans of any Existing Lender, be deemed to have prepaid, on the Effective Date, an amount of the Initial Term Loans of each Existing Lender in an aggregate principal amount equal to the lesser of (A) such Existing Lender’s Initial Term Loans and (B) such Existing Lender’s Term B-1 Commitment; provided that (1) if such Existing Lender’s Initial Term Loans exceed such Existing Lender’s Term B-1 Commitment, then the Borrower shall be required to prepay in full, on the Effective Date, the outstanding principal amount of the Initial Term Loans of such Existing Lender not deemed to be prepaid pursuant to this clause (ii) and (2) notwithstanding the operation of this clause (ii), the Borrower shall be required to pay to such Existing Lender, on the Effective Date, all accrued but unpaid interest and fees on the outstanding principal amount of the Initial Term Loans of such Existing Lender immediately prior to the Effective Date.

(b)Notwithstanding anything herein to the contrary, each Existing Lender that does not have a Term B-1 Commitment shall be repaid in full in cash with respect to its Initial Term Loans and, by execution of a Lender Authorization, each Term B-1 Lender hereby consents to such repayments.

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(c)Each Existing Lender party hereto hereby waives (i) any requirement to pay any amounts due and owing to it pursuant to Section 3.05 of the Credit Agreement and (ii) the three (3) Business Day notice period required pursuant to Section 2.04(a) of the Credit Agreement, in each case as a result of the prepayment of Initial Term Loans described herein.

(d)In order to evidence the exchange contemplated above, the Agent has notified the Borrower that, upon the occurrence of the Effective Date (and the payment of all interest and other non-principal amounts then due and owing by the Borrower to such Existing Lender in respect of such Existing Lender’s Existing Initial Term Loan Amount on the Effective Date), it will mark the Register to reflect (i) the Existing Initial Term Loan Amount of each Existing Lender in the amount equal to such Existing Lender’s Allocated Amount as no longer outstanding and (ii) that each Existing Lender is a Lender under the Credit Agreement upon the occurrence of the Effective Date in respect of its Term B-1 Commitment. None of the Agent, WFS, any other agent, or any of their respective affiliates (each of the foregoing, an “Agent-Related Person”), shall be liable to any Existing Lender, any other Lender, the Borrower or any of their respective affiliates, equity holders or debt holders for any losses, costs, damages or liabilities incurred, directly or indirectly, as a result of any Agent-Related Person, or their counsel or other representatives, taking any action in accordance with the Lender Authorizations or this Amendment or executing a Lender Authorization or this Amendment.

Section 5.    Refinancing Amendment. In each case for all purposes of the Credit Agreement and each of the other Loan Documents, (a) this Amendment shall constitute a “Refinancing Amendment”, (b) the Term B-1 Loans shall constitute “Refinancing Term Loans” and “Credit Agreement Refinancing Indebtedness”, and (c) the Term B-1 Lenders shall constitute “Refinancing Term Lenders” and “Lenders”.

Section 6.    Conditions to Effectiveness. This Amendment shall become effective on the first date (the “Effective Date”), when, and only when, each of the following conditions have been satisfied (or waived) in accordance with the terms therein:

(a)The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals the provision of which is reasonable and customary) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Effective Date and each in form and substance reasonably satisfactory to the Agent:

(i)executed counterparts of this Amendment by the Borrower, the other Loan Parties and the Agent, on behalf of the Lenders;

(ii)an executed Lender Authorization from all of the Term B-1 Lenders;

(iii)a satisfactory opinion of Vorys, Sater, Seymour & Pease LLP, counsel to the Loan Parties, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request; and

(iv)(A) a written notice from the Borrower with respect to the Term B-1 Loans setting forth the information specified in Section 3(b) above and (B) a Notice of Prepayment with respect to the prepayment of the Initial Term Loans required to be made pursuant to Section 2.04(a) of the Credit Agreement.

(b)the representations and warranties in Section 7 of this Amendment shall be true and correct in all material respects as of the Effective Date;

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(c)(i) all fees and out-of-pocket expenses required to be paid or reimbursed by the Borrower in connection with this Amendment shall have been paid or reimbursed and (ii) all accrued interest and fees in respect of the Initial Term Loans outstanding immediately prior to effectiveness of this Amendment shall have been paid;

(d)The Agent and the Lenders shall have received (A) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act in each case, the results of which are reasonably satisfactory to the Agent and (B) with respect to the Borrower or any Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower or such Subsidiary.

Without limiting the generality of the provisions of Section 9.04 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 6, each Lender that has signed this Amendment shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 7.    Representations and Warranties. By its execution of this Amendment, each Loan Party hereby represents and warrants that:

(a)The execution, delivery and performance by each Loan Party of this Amendment, has been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (A) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, (iii) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents and Liens in favor of the ABL Agent under the ABL Documents) or (iv) violate any Law;

(b)this Amendment (i) has been duly executed and delivered by each Loan Party that is party hereto and (ii) constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(c)no consents, licenses or approvals (other than such consents, licenses and approvals that have been obtained and are in full force and effect) are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of this Amendment;

(d)after giving effect to this Amendment, the representations and warranties of each Loan Party contained in Article V of the Credit Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the Effective Date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects, and (iii) for purposes of this clause, the representations and

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warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

(e)no Default or Event of Default shall exist after giving effect to this Amendment;

(f)after giving effect to the transactions contemplated by this Amendment, and before and after giving effect to the funding of the Term B-1 Loans, the Parent and its Restricted Subsidiaries, on a Consolidated basis, are Solvent; and

(g)as of the Effective Date, all of the information included in the Beneficial Ownership Certification is true and correct.

Section 8    Reference to and Effect on the Loan Documents. On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment and this Amendment shall constitute a Loan Document.

(a)The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended or converted by this Amendment.

(b)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any other provision of any of the Loan Documents.

Section 9.    Reaffirmations. By its execution of this Amendment, each Loan Party (a) consents to this Amendment and agrees that the transactions contemplated by this Amendment shall not limit or diminish the obligations of such Person, or release such Person from any obligations, under any of the Loan Documents to which it is a party, (b) confirms and reaffirms its obligations under each of the Loan Documents to which it is a party, (c) agrees that each of the Loan Documents to which it is a party remain in full force and effect and are hereby ratified and confirmed and (d) agrees that this Amendment shall not constitute a novation of the Credit Agreement or any of the other Loan Documents and that nothing in this Amendment shall be construed as a substitution or novation of the Obligations or any instruments securing the same or of any other obligations under any Security Documents. Each Loan Party further agrees to take any action that may be required or that is requested by the Agent to ensure compliance by the Loan Parties with the provisions Section 6.17 of the Credit Agreement (as amended by this Amendment) and hereby affirms its obligations under each similar provision of each Loan Document to which it is a party.

Section 10.     Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

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Section 11.    GOVERNING LAW. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 12.    Entire Agreement. This Amendment and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, the Issuing Lender, each Swingline Lender and/or the Arrangers, constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

ABERCROMBIE & FITCH MANAGEMENT CO., as Borrower

By:	/s/ Everett E. Gallagher
Name:	Everett E. Gallagher
Title:	Senior Vice President and Treasurer

GUARANTORS:

ABERCROMBIE & FITCH CO., as Parent and as a Guarantor

By:	/s/ Everett E. Gallagher
Name:	Everett E. Gallagher
Title:	Senior Vice President Tax, Treasury and Risk Management and Treasurer

A & F TRADEMARK, INC.
ABERCROMBIE & FITCH HOLCORPORATION
ABERCROMBIE & FITCH STORES, INC.
HOLLISTER CO.
J.M.H. TRADEMARK, INC.
J.M. HOLLISTER, LLC
GILLY HICKS, LLC
ABERCROMBIE & FITCH TRADING CO.
HOLLISTER CO. CALIFORNIA, LLC
A&F CANADA HOLDING CO.
AFH PUERTO RICO LLC, as Guarantors

By:	/s/ Everett E. Gallagher
Name:	Everett E. Gallagher
Title:	Senior Vice President and Treasurer

Abercrombie & Fitch Management Co.
Second Amendment to Term Loan Credit Agreement
Signature Page

ABERCROMBIE & FITCH PROCUREMENT SERVICES, LLC, as a Guarantor

By: ABERCROMBIE & FITCH TRADING CO., its sole member

By:	/s/ Everett E. Gallagher
Name:	Everett E. Gallagher
Title:	Senior Vice President and Treasurer

Abercrombie & Fitch Management Co.
Second Amendment to Term Loan Credit Agreement
Signature Page

AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, on behalf of itself and each Lender pursuant to a Lender Authorization

By:	/s/ Irena Stavreska
Name:	Irena Stavreska
Title:	Director

Abercrombie & Fitch Management Co.
Second Amendment to Term Loan Credit Agreement
Signature Page

Exhibit A

Form of Lender Authorization and Consent

[See Attached]

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LENDER AUTHORIZATION AND CONSENT

Abercrombie & Fitch Management Co.
Second Amendment to Term Loan Credit Agreement

LENDER AUTHORIZATION (this “Lender Authorization ”) to the Second Amendment to be dated on or about June 18, 2018 (the “ Amendment ”), to the Term Loan Credit Agreement dated as of August 7, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Abercrombie & Fitch Management Co., a Delaware corporation, Abercrombie & Fitch Co., a Delaware corporation, the Lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (the “Agent”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning given to such term in the Credit Agreement or the Amendment.

By its signature below, the undersigned hereby (a) consents and agrees to the amendment of the Credit Agreement as described in the Amendment, (b) acknowledges that it has received a copy of the Amendment together with all exhibits, schedules and annexes thereto and (c) authorizes the Agent, pursuant to authority granted to the Agent under the Credit Agreement, to execute the Amendment on its behalf as if it were a party thereto.

Exchanging Term Lenders

Cashless Settlement Option:

☐
Mark this box to exchange or convert (on a cashless basis) 100% of the outstanding principal amount of Initial Term Loans held by such Lender (or such lesser amount allocated to such Lender by Wells Fargo Securities) into Term B-1 Loans in a like principal amount as described in the Amendment.

By choosing this option the undersigned Lender hereby agrees (i) that the Agent may, in its sole discretion, elect to exchange or convert (on a cashless basis) less than 100% of the principal amount of such Lender’s Initial Term Loans for Term B-1 Loans, in which case the difference between the principal amount of such Lender’s Initial Term Loans and the allocated amount of Term B-1 Loans will be prepaid on the Effective Date and (ii) to the terms of the Amendment, with all rights and obligations attendant thereto.

Post-Effectiveness Settlement Option:

☐
Mark this box to have 100% of the outstanding principal amount of your Initial Term Loans prepaid on the Effective Date and to purchase by assignment an aggregate principal amount of Term B-1 Loans equal to the amount of such Initial Term Loans prepaid (or such lesser amount allocated by Wells Fargo Securities).

,
as a Lender [type name of the legal entity]

By:
Name:
Title:

[If a second signature is necessary]

By:
Name:
Title:

Name of Fund Manager (if any):
Current holding amount:	$

Abercrombie & Fitch Management Co.
Lender Authorization and Consent to Second Amendment